                                                                    EXHIBIT 99.1


               AFC ENTERPRISES REPORTS FIRST QUARTER 2005 EARNINGS


ATLANTA, May 27 /PRNewswire-FirstCall/ -- AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, today announced financial results for its first fiscal quarter that ended April 17, 2005. The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. eastern time on May 31, 2005, to review the results of the first quarter of 2005 and to provide an update on the overall business. To access the Company's webcast, go to www.afce.com , select "Investor Information" and then select "Q1 2005 AFC Enterprises Earnings Conference Call."


First quarter of 2005 versus first quarter of 2004 continuing operations highlights include:

         *  System-wide sales increased 5.3 percent.

         *  Total domestic system-wide same-store sales were up 2.8 percent.

         * Total revenues decreased 12.5 percent to $46.3 million in the first quarter of 2005.

            * Company-operated restaurant revenue declined by $8.5 million as a result of the sale of certain company-operated restaurants to franchisees, the closure of underperforming units and the non-consolidation of a franchisee previously consolidated under FIN 46R.

            * Franchise revenue increased by $1.7 million due to an increase in franchised units and same-store sales.

         * General and administrative expenses increased $0.8 million to $22.4 million. This increase was primarily due to higher personnel related costs associated with filling key senior management and franchise support positions at Popeyes, severance and stay incentives at corporate, and performance driven bonus and deferred compensation at Popeyes.

         * Consolidated operating loss was $17.7 million in the first quarter of 2005 compared to operating profit of $1.4 million in the first quarter of 2004. This decrease was impacted by a $21.1 million expense associated with the settlement of certain shareholder litigation and other expenses related to the collapsing of the corporate center.

         * Net income increased $138.3 million to $146.1 million, or $5.04 per diluted share, in 2005 compared to net income of $7.8 million, or net income of $0.28 per diluted share, in 2004. The increase was primarily due to the after-tax gain in discontinued operations of $156.9 million principally attributable to the sale of the Company's Church's Chicken brand.

         Financial Results

Total revenues decreased 12.5 percent to $46.3 million in the first quarter of 2005 versus $52.9 million in the first quarter of 2004. The $6.6 million decline in total revenues was principally due to an $8.5 million decrease in sales from company-operated restaurants. The $8.5 million decline in company-operated restaurant sales was comprised of a $5.2 million decrease as a result of the sale of certain company-operated units to franchisees and the closure of underperforming units, and a $4.0 million decrease in sales relating to the non-consolidation of a franchisee previously consolidated as part of AFC's adoption of Financial Accounting Standard Board Interpretation No. 46, commonly known as FIN 46R. These factors were partially offset by a $0.7 million increase in same-store sales at company-operated restaurants.

Franchise revenues were up $1.7 million in the first quarter of 2005 to $23.2 million compared to the first quarter of 2004. This increase included a $0.9 million increase in royalties resulting from a greater number of franchised units and a $0.5 million increase in same-store sales for franchised restaurants.

General and administrative expenses were $22.4 million in the first quarter of 2005 representing a $0.8 million increase from the first quarter of 2004. The overall increase was mainly associated with $1.4 million for bonus accruals, deferred compensation and salaries including filling key senior management positions at Popeyes that were vacant in the first quarter of 2004, $1.3 million for stay incentives, severance payments and termination of a benefit plan at corporate, and $1.0 million for franchise support activities at Popeyes. These expenses were partially offset by a $2.5 million reduction in information technology costs.

As previously stated, the Company expects general and administrative expenses to decline in 2005 as AFC closes its corporate center and continues to fully integrate the corporate infrastructure into Popeyes. The Company continues to project an annualized general and administrative expense run rate to be approximately $30-$35 million by late 2005, excluding the Company's spice royalty expense and the rent expense associated with restaurants leased by AFC and then subleased to franchisees.

The consolidated operating loss for AFC was $17.7 million in the first quarter of 2005 compared to operating profit of $1.4 million in the first quarter of 2004. The consolidated operating loss was primarily impacted by a $21.1 million expense associated with the settlement agreement entered into in connection with certain shareholder litigation as announced in AFC's press release dated April 22, 2005 and other expenses related to the collapsing of the corporate center.

The Company reported net income of $146.1 million in the first quarter of 2005, which was $138.3 million higher than the first quarter of 2004. This increase was primarily due to the impact of discontinued operations. Discontinued operations provided an after-tax gain of $156.9 million in the first quarter of 2005, which was primarily related to the sale of the Company's Church's Chicken brand.

AFC reported cash reserves and short-term investments of $332.3 million at the end of the first quarter of 2005 compared to $12.8 million at year-end 2004. The Company repaid $36.8 million on its 2002 Credit Facility during the first quarter of 2005.

As AFC announced on May 12, 2005, the Company entered into a new bank credit facility (the "2005 Credit Facility"), consisting of a five-year revolving credit facility through which the Company has $60 million of availability and a six-year $190 million Term Loan B. The Company used approximately $54.0 million from the 2005 Credit Facility to pay the outstanding debt balance under the terms of its 2002 Credit Facility. In addition, AFC also announced on May 12, 2005 that its Board of Directors had declared a special cash dividend of $12.00 per share of common stock payable on June 3, 2005 to stockholders of record at the close of business on May 23, 2005.

AFC's Board of Directors recently reaffirmed the Company's previously disclosed share repurchase program, which has approximately $22 million of current availability. The Company's new credit agreement allows for the potential of future share repurchases at certain leverage positions.

Frank Belatti, Chairman and CEO of AFC Enterprises, stated, "The Company continued to take decisive action to ensure that Popeyes has the sole focus of growing the brand and best positioning it for future success. I am proud of the team's efforts to get this done with the closing of the credit facility refinancing, the immediate return to shareholders with the dividend, the settlement of certain shareholder litigation and the collapsing of the corporate center. I am also pleased with the Board's reaffirmation of our current share repurchase program which aligns our interest closely with all stakeholders."

Operating Results

System-wide sales at AFC's 1,818 Popeyes restaurants increased by 5.3 percent in the first quarter of 2005 compared to the first quarter of 2004. Franchise sales from which the Company derives franchise revenues were $464.3 million in the first quarter of 2005 compared to $431.5 million in the first quarter of 2004. Sales by company-operated restaurants (including FIN 46R units) were $21.4 million and $29.9 million for the first quarter of 2005 and 2004, respectively. System-wide sales include sales from both AFC company- operated and franchised Popeyes restaurants.

Total domestic system-wide same-store sales at Popeyes' restaurants were up 2.8 percent for the first quarter of 2005 compared to up 1.1 percent in the first quarter of 2004. Popeyes continued to experience positive same-store sales for the third consecutive quarter. This improved performance was primarily driven by stronger sales and transactions through new menu development, focused brand messaging, improved operations and increased re- imaging participation.

The Popeyes system opened 27 restaurants during the first quarter of 2005 compared to 30 total system openings during the first quarter of 2004. This figure was comprised of 12 domestic units that further penetrated existing markets and 15 international units principally concentrated in Mexico and Canada.

Overall unit count decreased by 7 units to 1,818 at the end of the first quarter 2005 compared to 1,825 at the end of 2004 primarily due to the international closures in Korea. Popeyes' restaurants in Korea continue to be challenged by economic conditions. The effect of this reduction on revenue is minimal as the impact translates to approximately 0.2-0.3 percent of the Company's total franchise revenue. Strategically, the Company's immediate international focus will be in Canada and Mexico where units typically have higher average unit volumes with a standard royalty rate.

2005 Operational Performance Projections

The Company's operational projections for 2005 remain unchanged. Total domestic same-store sales growth for Popeyes is projected to be up 2.0-3.0 percent. Similarly, the Company expects full year new system-wide openings of 120-130 units with estimated 70-80 unit closings.

Kenneth Keymer, President of Popeyes Chicken & Biscuits, stated, "We are pleased with our improving performance and overall progress year-to-date as we continue to be on target with our full year projections. Our team remains focused on driving sales, improving profitability, and stimulating new unit development that will accelerate growth and deliver strong results."

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) Chicken & Biscuits, the world's second-largest quick-service chicken concept based on number of units. As of April 17, 2005, Popeyes had 1,818 restaurants in the United States, Puerto Rico, Guam and 25 foreign countries. AFC's primary objective is to be the world's Franchisor of Choice(R) by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at www.afce.com.

     AFC Contact Information:
     Felise Glantz Kissell
     Vice President, Investor Relations & Finance
     (770) 353-3086 or fkissell@afce.com

                              AFC Enterprises, Inc.
                    Condensed Consolidated Balance Sheets
                                   (unaudited)
                       (In millions, except share data)

                                                                                                    4/17/2005    12/26/2004
ASSETS
Current assets:
  Cash and cash equivalents                                                                        $     32.3    $     12.8
  Short-term investments                                                                                209.6            --
  Accounts and current notes receivable, net                                                             15.0          13.3
  Prepaid income taxes                                                                                     --          25.9
  Restricted cash and other current assets                                                              107.3          40.6
  Assets of discontinued operations                                                                        --         153.3
    Total current assets                                                                                364.2         245.9

Long-term assets:
  Property and equipment, net                                                                            43.9          47.2
  Goodwill                                                                                                9.6           9.6
  Trademarks and other intangible assets, net                                                            42.7          42.8
  Other long-term assets, net                                                                            15.1          16.4
    Total long-term assets                                                                              111.3         116.0

    Total assets                                                                                   $    475.5    $    361.9


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                                 $     25.6    $     37.7
  Accrued liabilities                                                                                    72.4          24.7
  Current debt maturities                                                                                 1.6           4.9
  Liabilities of discontinued operations                                                                   --          41.5
    Total current liabilities                                                                            99.6         108.8

Long-term liabilities:
  Long-term debt                                                                                         53.9          87.5
  Deferred credits and other long-term liabilities                                                       19.6          24.7
    Total long-term liabilities                                                                          73.5         112.2

    Total liabilities                                                                                   173.1         221.0

Commitments and contingencies

Shareholders' equity:
  Preferred stock ($.01 par value;
    2,500,000 shares authorized;
    0 issued and outstanding)                                                                              --            --
  Common stock ($.01 par value;
    150,000,000 shares authorized;
    29,380,468 and 28,325,355 shares
    issued and outstanding
    at April 17, 2005 and December 26,
    2004, respectively)                                                                                   0.3           0.3
  Capital in excess of par value                                                                        170.7         155.4
  Notes receivable from officers,
    including accrued interest                                                                           (1.1)         (1.2)
  Accumulated earnings (losses)                                                                         132.5         (13.6)
    Total shareholders' equity                                                                          302.4         140.9

    Total liabilities and shareholders' equity                                                     $    475.5    $    361.9

                              AFC Enterprises, Inc.
                 Condensed Consolidated Statements of Operations
                                   (unaudited)
                      (In millions, except per share data)

                                                                                                               16 Weeks Ended
                                                                                                        4/17/2005         4/18/2004
Revenues:
 Sales by company-operated restaurants                                                                 $     21.4        $     29.9
 Franchise revenues                                                                                          23.2              21.5
 Other revenues                                                                                               1.7               1.5

  Total revenues                                                                                             46.3              52.9

Expenses:
 Restaurant employee, occupancy and other expenses                                                           10.9              16.5
 Restaurant food, beverages and packaging                                                                     6.9               9.1
 General and administrative expenses                                                                         22.4              21.6
 Depreciation and amortization                                                                                2.5               4.2
 Shareholder litigation and other expenses, net                                                              21.3               0.1
  Total expenses                                                                                             64.0              51.5

Operating (loss) profit                                                                                     (17.7)              1.4
 Interest (income) expense, net                                                                              (0.5)              1.6

Loss before income taxes, minority interest,
 discontinued operations and accounting change                                                              (17.2)             (0.2)
 Income tax benefit                                                                                          (6.4)               --
 Minority Interest                                                                                             --               0.1

Loss before discontinued operations and
 accounting change                                                                                          (10.8)             (0.3)
 Discontinued operations, net of income taxes                                                               156.9               8.3
 Cumulative effect of an accounting change,
  net of income taxes                                                                                          --              (0.2)

Net income                                                                                             $    146.1        $      7.8

Basic earnings per common share:
 Loss before discontinued operations and
  accounting change                                                                                    $    (0.37)       $    (0.01)
 Discontinued operations, net of income taxes                                                                5.41              0.30
 Cumulative effect of an accounting change,
  net of income taxes                                                                                          --             (0.01)
 Net income                                                                                            $     5.04        $     0.28

Diluted earnings per common share:
 Loss before discontinued operations and
  accounting change                                                                                    $    (0.37)       $    (0.01)
 Discontinued operations, net of income taxes                                                                5.41              0.30
 Cumulative effect of an accounting change,
  net of income taxes                                                                                          --             (0.01)
 Net income                                                                                            $     5.04        $     0.28

                              AFC Enterprises, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                   (unaudited)
                                  (In millions)

                                                                                                               16 Weeks Ended
                                                                                                        4/17/2005         4/18/2004
Cash flows provided by (used in) operating activities:
Net income                                                                                             $    146.1        $      7.8
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Discontinued operations, net of income taxes                                                              (156.9)             (8.3)
 Depreciation and amortization                                                                                2.5               4.2
 Asset write-downs                                                                                            0.2               0.1
 Net gain on sale of assets                                                                                  (0.1)             (0.1)
 Cumulative effect of accounting changes, pre-tax                                                              --               0.2
 Deferred income taxes                                                                                       27.7              (0.5)
 Non-cash interest, net                                                                                       0.5               0.3
 Provision (recovery) for credit losses                                                                      (0.1)              0.7
 Minority Interest                                                                                             --               0.1
 Compensatory expense for stock options                                                                       0.5                --
 Change in operating assets and liabilities,
  exclusive of opening VIE balances:
   Accounts receivable                                                                                       (1.1)             (0.5)
   Prepaid income taxes                                                                                      25.9               5.8
   Other operating assets                                                                                     5.5              (2.7)
   Accounts payable and other operating
    liabilities                                                                                             (60.4)             (1.5)
     Net cash provided by (used in) operating
      activities of continuing operations                                                                    (9.7)              5.6
     Net cash provided by (used in) operating
      activities of discontinued operations                                                                  (4.6)             14.5
Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations                                                                (1.7)             (2.7)
Capital expenditures of discontinued operations                                                                --              (2.5)
Proceeds from dispositions of property and equipment                                                           --               0.6
Proceeds from the sale of Church's, net                                                                     368.0                --
Purchases of short-term investments                                                                        (247.0)               --
Sales and maturities of short-term investments                                                               37.4                --
Proceeds from notes receivable                                                                                 --               0.6
Other, net                                                                                                    0.3                --
     Net cash provided by (used in)
      investing activities                                                                                  157.0              (4.0)
Cash flows provided by (used in) financing
 activities:
Principal payments - 2002 Credit Facility
 (term loans)                                                                                                (2.2)             (5.4)
Principal payments - 2002 Credit Facility
 (revolving credit facility), net                                                                           (34.6)             (7.0)
Principal payments - other notes                                                                             (0.1)             (0.1)
Increase (decrease) in bank overdrafts, net
 (including effects of discontinued operations)                                                              (4.2)              0.6
Increase in restricted cash (including
 effects of discontinued operations)                                                                        (90.9)             (4.4)
Proceeds from exercise of employee stock options                                                             10.8               0.9
Other, net                                                                                                   (2.2)              0.9
     Net cash (used in) financing activities                                                               (123.4)            (14.5)
Net increase in cash and cash equivalents                                                                    19.3               1.6
Cash and cash equivalents at beginning of year                                                               13.0               3.8
Cash and cash equivalents at end of quarter                                                            $     32.3        $      5.4
Cash and cash equivalents of continuing
 operations                                                                                            $     32.3        $      5.2
Cash and cash equivalents of discontinued
 operations                                                                                                    $-        $      0.2

                                                      1Q Ended         1Q Ended
    Total Same-Store Sales                            04/18/04         04/17/05
 Company                                                 0.1%              3.4%
 Franchised                                              1.2%              2.7%
Total Domestic                                           1.1%              2.8%
 International                                          (7.3%)            (2.7%)

New Unit Openings
 Company                                                   0                 0
 Franchised                                               16                12
Total Domestic                                            16                12
 International                                            14                15
Total Global                                              30                27

Unit Count
 Company                                                  80                56
 Franchised                                            1,372             1,422
Total Domestic                                         1,452             1,478
 International                                           353               340
Total Global                                           1,805             1,818


 This quarterly report on Form 10-Q contains "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: adverse effects of litigation or regulatory actions arising in connection with the restatement of our previously issued financial statements, failure to consummate the settlement agreement described in our form 10Q for the quarter ended April 17, 2005, the loss of franchisees and other business partners, failure of our franchisees, the loss of senior management and the inability to attract and retain additional qualified management personnel, a decline in the number of new units to be opened by franchisees, competition from other restaurant concepts and food retailers, the need to continue to improve our internal controls, limitations on our business under our 2005 Credit Facility, a decline in our ability to franchise new units, increased costs of our principal food products, labor shortages or increased labor costs, slowed expansion into new markets, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, unexpected and adverse fluctuations in quarterly results, increased government regulation, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2004 Annual Report on Form 10-K/A and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.